Exhibit 10.47
AMENDMENT TO LAND CONTRACT
     THIS AMENDMENT TO LAND CONTRACT (“Amendment”), made as of January 31, 2008, between MEADOWBROOK INSURANCE GROUP, INC., a Michigan corporation, whose address is 26255 American Drive, Southfield, Michigan 48304 (“Seller”), and MB CENTER II LLC, a Michigan limited liability company, whose address is 101 W. Big Beaver Rd., Suite 200, Troy, Michigan 48084 (“Purchaser”).
WITNESSETH:
     WHEREAS, Seller and Purchaser have entered into a Land Contract dated July 15, 2004 (the ”Land Contract”) for the sale and purchase of certain real property and/or interests therein located in the City of Southfield, Oakland County, Michigan, presently described on the Land Contract as Unit 14 of the American Commerce Centre condominium (the “Property”); and
     WHEREAS, the Land Contract presently provides for a total purchase price of Three Million Three Hundred Fifty-Five Thousand Three Hundred Ten and 00/100 ($3,581,459.00) of which there remains a balance due of Two Million Nine Hundred Forty-Eight Thousand Two Hundred Fifty-Nine and 82/100 Dollars ($2,948,259.82) which was due and payable on July 15, 2007; and
     WHEREAS, Purchaser desires to extend the due date on the Land Contract for approximately eighteen (18) months from November 1, 2007 and to provide the parties with an option to defer a portion of the purchase price in exchange for an assignment to the Seller of a share of the distributions to be made from operating revenues related to the Property;
     NOW THEREFORE, in consideration of the foregoing, the parties hereby agree to amend the Land Contract as follows:
1. Paragraph 1(b) shall be amended as follows. The balance of the purchase price ($2,948,259.82) and any unpaid interest shall be paid in a balloon payment prior to, but in no event later than May 1, 2009 (the “Extension Period”). The interest rate for the Extension Period shall be a rate of five percent (5%) per annum, simple interest. Purchaser shall make current any unpaid interest (at the 5% rate) from July 1, 2007 through October 31, 2007 upon execution of this Amendment by the parties hereto. Purchaser shall pay interest on the balance of the purchase price of $2,948,259.82.
2. During the Extension Period, the Purchaser shall have the option, at any time, to: (1) pay the purchase price referred to in Paragraph 1 above, or (2) reduce the Principal (as defined in the Land Contract) balance due upon payoff of the Land Contract by Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) from Two Million Nine Hundred Forty-Eight Thousand Two Hundred Fifty-Nine and 82/100 Dollars ($2,948,259.82) to Two Million One Hundred Ninety-Eight Thousand Two Hundred Fifty-Nine and 82/100 Dollars ($2,198,259.82) if the Purchaser is able to consummate a lease transaction sufficient to satisfy construction lender requirements and to permit construction on the Property. In the event Purchaser exercises option 2 above, Seller shall be assigned a seventeen percent (17%) interest in the net distributions to be made to members of the Purchaser from the operating revenues of the Property in exchange for Seller’s agreement to the purchase price reduction of $750,000.00, until such time as the Property is sold. The seventeen percent (17%) interest in the net operating cash flow distributions to be assigned to Seller shall come from the member share of

KIRCO Development LLC, whose share of net operating cash flow distributions shall be reduced to one percent (1%). Upon the sale of the Property, Seller shall be paid any undistributed operating cash flow distributions owed to Seller, plus the sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) representing the deferred portion of the Principal. The payment of the Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) in deferred Principal shall be a preferred payment and shall be paid before distributions of sale proceeds to any of the members of the LLC, in full satisfaction of all of Purchaser’s obligations to Seller under this Land Contract. Thereafter, Seller shall have no further right to participate in the distribution of sale proceeds or other revenues from Purchaser. Purchaser shall provide written notification to Seller of its option exercise, in accordance with the terms of the Land Contract.
3. Seller and Purchaser acknowledge that, due to the refusal of the City of Southfield Building Department to approve the separation of the Property from Seller’s adjoining property, presently designated as Unit 13 of the American Commerce Centre condominium, without construction of a solid fire wall between the properties, which cannot be done without changing the configuration of the connector and changing the character of the building in a manner that is not acceptable to either Seller or Purchaser, Seller and Purchaser are in the process of re-combining the Property of Seller’s adjoining Unit 13, and creating a two unit office condominium on the combined properties, to be known as Meadowbrook Condominium (or if that name is not available at the time of recording, such other name as Seller shall reasonably determine) (the “Condominium”). Seller and Purchaser shall continue to cooperate in connection with the creation of the Condominium, including without limitation, executing a master deed creating the Condominium or, in the case of Purchaser, a land contract vendee’s consent thereto, and such other documents as may be necessary to effectuate the same. Upon recording of the master deed for the Condominium, this Land Contract shall be deemed to be automatically amended to change the description of the Property to Unit 2 of the Condominium, and the parties shall execute and record an amended memorandum of land contract evidencing that change. The deed to be delivered, pursuant to this Land Contract, shall convey Unit 2 of the Condominium.
4.	Except as amended hereby the Land Contract shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment to Land Contract as of the date first set forth above.

PURCHASER:			SELLER:

MB CENTER II LLC, a Michigan limited			MEADOWBROOK INSURANCE GROUP,
liability company			INC., a Michigan corporation

By:	KIRCO Development LLC a Michigan
limited liability company
Its:	Manager		By:	/s/ Robert S. Cubbin

Robert S. Cubbin
	By:	/s/ A. Mathew Kiriluk, II	Its:	President & CEO

A. Mathew Kiriluk, II
	Its:	President